Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: sgrootwassink@writ.com	www.writ.com
May 19, 2008

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES THE APPOINTMENT OF TWO NEW TRUSTEES

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announces that on May 15th the Board of Trustees appointed Wendelin (Wendy) White and Terence Golden to serve as trustees effective immediately.

Wendy White is a partner at Pillsbury Winthrop Shaw Pittman LLP (Pillsbury), where she has practiced law since 1981. Ms. White currently sits on Pillsbury's Managing Board and is the head of the firm's DC real estate group. In 2007, Ms. White was ranked by Chambers USA as a leading Real Estate attorney in the District of Columbia. She was named by the Washington Business Journal in 2005 as the top real state transactional lawyer in the region. Wendy concentrates her practice on acquisitions, dispositions and financings of commercial properties. Ms. White is a member of the Federal City Council and sits on the Board of Directors of the Economic Club of Washington D.C. She is a member and past President of CREW (Commercial Real Estate Women) of Washington, and sits on CREW's Advisory Board. She is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the District of Columbia Building Industry Association (DCBIA). Ms. White obtained her Juris Doctor from the University of Miami School of Law, her Masters of Fine Arts English from the University of California at Irvine, and her Bachelor of Arts in English from Sweet Briar College.

Terence Golden has been Chairman of Bailey Capital Corporation, a private investment company in Washington, D.C. since 2000. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He serves as Director of Host Hotels and Resorts, Pepco Holdings, and The Cafritz Foundation. Mr. Golden also serves as Chairman of the Federal City Council and is active in a number of philanthropic activities. From 1985 to 1988, Mr. Golden served as the head of the General Services Administration, and from 1984 to 1985, served as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden obtained his Masters of Business Administration from Harvard University, his Master of Science in Nuclear Engineering from Massachusetts Institute of Technology and his Bachelor of Science in Mechanical Engineering from the University of Notre Dame.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT's dividends have increased every year for 38 consecutive years. WRIT's FFO per share has increased every year for 35 consecutive years. WRIT owns a diversified portfolio of 91 properties consisting of 14 retail centers, 26 office properties, 16 medical office properties, 24 industrial/flex properties, 11 multi-family properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward–looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions, the timing and pricing of lease transactions, and changes in general and local economic and real estate market conditions.

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